Exhibit 99.1

Coeur d'Alene Mines Corporation                                        [LOGO]
505 Front Avenue, P.O. Box I
Coeur d'Alene, ID 83816-0316
Telephone 208.667.3511
Facsimile 208.667.2213

--------------------------------------------------------------------------------

CONTACT:  Tony Ebersole, Investor Relations
          Coeur d'Alene Mines Corporation
          (208) 665-0335

                  COEUR REPORTS IMPROVED FIRST QUARTER RESULTS
           - Higher gold and silver production, 16% lower cash costs -
                       - Increasing Revenues, Cash Flow -

COEUR D'ALENE, Idaho - May 14, 2003

Highlights

     o Silver production of 3.6 million ounces during the first quarter, up 25 percent from the prior year's first quarter

     o First quarter gold production of 33,000 ounces, more than double last year's level

     o Consolidated cash costs of $3.30 per ounce/silver during the first quarter, down 16 percent from the prior year's first quarter

     o First quarter revenues increase 72 percent over last year's first quarter, with much stronger operating cash flow

     o Cerro Bayo/Martha produces 1.3 million ounces of silver and 22,416 ounces of gold in the first quarter

     o Exploration program in South America finding new high-grade ounces with new reserve upgrades expected in second quarter

     o Indebtedness further reduced by 21 percent from December 31, 2002, through May 14, 2003, and 51% over the last twelve months

     "Our new South American operations continue to drive our production growth, lower overall cash costs, and improved cash flow," said Dennis E. Wheeler, Chairman and Chief Executive officer. "In addition, exploration around the mines
- Cerro Bayo in Chile and Martha in Argentina - are finding new high-grade reserves at very low discovery costs, which we expect to add to overall reserves in the second quarter. These new ounces continue to extend the mine life at Cerro Bayo and Martha."

     "While cash costs at Rochester (Nevada) were temporarily high this quarter due to factors relating to the relocation of the crusher, which we anticipate will access higher grade silver and gold reserves later in the year, we remain on track company-wide for another very strong performance for Coeur," Mr. Wheeler said.

Financial Summary

     Coeur d'Alene Mines Corporation (NYSE:CDE), the world's largest primary silver producer, today reported first quarter 2003 revenue of

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

$29.3 million, a 72 percent increase over revenue of $17.0 million in the first quarter of 2002. The improvements were due primarily to the production from the Company's new Cerro Bayo and Martha mines in South America, which began production in the second quarter of 2002. During the first quarter of 2003, these mines produced approximately 1.3 million ounces of silver and approximately 22,000 ounces of gold. Company-wide production was 3.6 million ounces of silver and 33,163 ounces of gold in the first quarter, compared to 2.9 million ounces of silver and 16,423 ounces of gold in the same period last year.

     For the first quarter 2003, the Company reported a net loss of $31.5 million, or $0.23 per share, compared to a net loss of $11.8 million, or $0.23 per share for the same period in the prior year. The weighted average number of shares outstanding during the first quarters of 2003 and 2002 amounted to approximately 133.5 million and 52.4 million, respectively. The most recent first quarter included a charge of $28.1 million for the early retirement of convertible debt, which is based upon the issuance of common shares in excess of the original conversion ratio. Exclusive of that charge, as well as the effect of a change in accounting principle, the Company incurred a loss of $297,000, or less than $0.01 per share.

     Operating cash flow improved significantly during the first quarter 2003 from the first quarter of 2002. In the current period, cash used in operating activities was $1.3 million, compared to $5.5 million during the same period of 2002. Excluding changes in working capital, operations generated $5.6 million of cash flow compared to cash used of $8.0 million in the first quarter of 2002. Cash and equivalents at March 31, 2003 were $19.3 million, compared to $9.1 million at December 31, 2002.

     The Company's balance sheet continued to strengthen during the first quarter of 2003. Since December 31, 2002 through the end of April, 2003, the Company has eliminated an additional $17.6 million of indebtedness, principally through the redemption of a significant portion of its 6 3/8% Convertible Subordinated Debentures due January 2004. In the past 12 months ended March 31, 2003, the Company has reduced debt by 51 percent. At March 31, 2003, giving effect to its redemption of $22.4 million of its 6 3/8% Convertible Subordinated Debentures, which was completed on April 7, 2003, total debt stands at $66.9 million. The Company has now essentially completed its restructuring, with the remaining indebtedness restructured into longer-term maturities with a higher likelihood of converting into equity prior to maturity.

     For the first quarter, Coeur realized an average silver price of $4.77 per ounce compared to an average realized price during last year's first quarter of $4.45 per ounce. For its gold sales, Coeur realized an average price of $341 per ounce during the first quarter compared to an average gold price of $291 per ounce during the same period last year.

Overview of Operations

South America

Cerro Bayo (Chile)

     o 1,277,457 ounces of silver and 22,416 ounces of gold produced during the first quarter
     o Cash costs of minus $0.29 per ounce of silver, giving effect to the gold by-product credit as a reduction of operating costs
     o High-grade vein intercepts expected to add significant new reserves/resources

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

     o In approximately 12 months of operation since April 2002, production of 4.4 million ounces of silver and 67,625 ounces of gold

     At Cerro Bayo, a ramp into the Javiera vein, which was discovered at the end of 2002, was completed during the first quarter 2003. This portal is located approximately 2,500 feet north of the main portal and will provide additional access and production from the 13 veins presently known to contain reserves and resources on the property. Very high grades were intersected in the tunnel now being developed in the Javiera vein, which include 2.1 feet of 19.9 ounces per ton gold and 219 ounces per ton silver, and 2.5 feet of 4.2 ounces per ton gold and 60 ounces per ton silver.

     During the first quarter of 2003, the Company's aggressive exploration focused on delineating new reserves and resources on the Javiera, Wendy, and Tranque Norte veins. The Javiera vein has been identified to contain ore grade mineralization averaging 6.5 feet in thickness for 2,600 feet along strike and up to 500 feet vertically. The Javiera vein remains open along strike and at depth.

     The Company is on-track with its anticipated full-year exploration budget of $1.8 million around Cerro Bayo, which is expected to include over 100,000 feet of drilling in over 300 core holes. Coeur expects to more than replace 2002 production from its South American properties through its 2003 exploration program at Cerro Bayo and Martha.

Santa Cruz Province (Argentina)

     o Hauled approximately 4,816 tons of ore from the Martha mine to Cerro Bayo in the first quarter, with average grades of 108 ounces of silver per ton
     o    Ongoing exploration drilling
     o    Land package increased to 465 square miles

     At the Martha property, exploration continues to look for high-grade ore shoots on the Martha vein, which is exposed for over one mile and is one of six presently known veins. Limited drilling during the first quarter east of the R 4 Zone has found extensions of the high-grade mineralization. Drilling also commenced on the Malbec property, located 6 miles north of the Martha mine, where numerous low sulfide epithermal veins and massive sulfides have been discovered. Drilling is currently underway on a 13 foot-wide epithermal vein with silver assay values on the surface in excess of 6 ounces per ton, over a 3.6-mile strike length.

     Ground reconnaissance is continuing on Coeur's large land package located throughout the western portion of the Santa Cruz Province. Prospective, new epithermal veins were being discovered both on and off Coeur's property, resulting in the acquisition of additional ground. In the first quarter, Coeur's land holdings in Santa Cruz Province were expanded 130 square miles and now total 465 square miles. The exploration budget this year for the entire Santa Cruz Province is approximately $0.8 million.

North America

Rochester Mine (Nevada)

     o 1,089,700 million ounces of silver and 10,747 ounces of gold produced during the first quarter
     o    Cash costs of $6.46 per ounce of silver during the first quarter
     o Ore production from Nevada Packard began during the quarter, extending mine life

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

     In the first quarter, Rochester produced 1.1 million ounces of silver and 10,747 ounces of gold, compared to 1.4 million ounces of silver and 16,423 ounces of gold during the first quarter 2002. Cash costs this most recent quarter were impacted by reclamation requirements mandated by the State of Nevada, which delayed the construction of the road connecting Rochester with the adjacent Nevada Packard property. The road was completed by the end of the quarter and higher grade ore from Nevada Packard was being added to the Rochester pad by the quarter's end.

     The new crusher at Rochester is scheduled for start-up in October of 2003. At that time, mining can begin on the ores under the existing crusher, which are among the highest grade ores at the mine.

     Combined with mining from Nevada Packard, Coeur now expects mining at Rochester to continue into 2007, at which time residual leaching is expected to commence.

     Coeur Silver Valley - Galena Mine (Idaho)

     o    First quarter silver production - 1,235,771 ounces
     o    Cash operating costs of $4.22 per ounce
     o    Long range optimization plan underway
     o    Expanded exploration drilling to increase reserves

     The Company's 100 percent owned Coeur Silver Valley produced 1.2 million ounces of silver in the first quarter of 2003, compared to 1.5 million ounces in the first quarter of 2002. Cash costs totaled $4.22 per ounce/silver versus $3.97 in the same period a year ago, due in part to temporary lower grades in January and needed backfilling activity in some of the stopes.

     The Company is nearing completion of a long-range optimization plan for Silver Valley, which is expected to significantly increase production and reduce costs through 2010. Development work has taken place in the "upper country" of the mine to introduce lower cost long-hole bulk mining in select areas of the mine by next year, which should positively impact cash costs.

     During the first quarter, Coeur initiated a major exploration program to increase reserves in the Galena mine. Exploration drilling has focused on the extension of 164 vein and extension of the Silver vein. Drilling of other targets located in the "upper country" as well as from the 5500 level are planned during 2003.

     Also in the first quarter, Coeur Silver Valley reached a new three-year labor agreement with the United Steel Workers of America Local 5114-03. The term of the new agreement runs through March 1, 2006.

Hedging

     Coeur does not currently have any of its silver production hedged. The Company currently has 54,000 ounces of gold sold forward over the next 15 months at an average price of $337 per ounce.

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

     Coeur d'Alene Mines Corporation is the country's largest silver producer, as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile and Bolivia.


Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use the term "resources" in this press release which the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended March 31, 2003. You can review and obtain copies of that filing from the SEC website at http://www.sec.gov/edgar.html.

This document contains numerous forward-looking statements relating to the Company's silver and gold mining business. The United States Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. Operating, exploration and financial data, and other statements in this document are based on information the company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, changes that could result from the Company's future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, and risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.


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

                         COEUR D'ALENE MINES CORPORATION
                              PRODUCTION STATISTICS


                                                          Three Months Ended
                                                               March 31,
                                                         2003           2002
                                                      ---------      ---------
ROCHESTER MINE
       Silver ozs.                                    1,089,700      1,415,767
       Gold ozs.                                         10,747         16,423
       Cash Costs per oz./silver                          $6.46          $3.71
       Full Costs per oz./silver                          $7.40          $4.58

GALENA MINE
       Silver ozs.                                    1,235,771      1,473,542
       Cash Costs per oz./silver                          $4.22          $3.97
       Full Costs per oz./silver                          $4.51          $4.62

CERRO BAYO/MARTHA MINE (A)
       Silver ozs.                                    1,277,457            N/A
       Gold ozs.                                         22,416            N/A
       Cash Costs per oz./silver                         $(0.29)           N/A
       Full Costs per oz./silver                          $2.01            N/A

CONSOLIDATED PRODUCTION TOTALS
       Silver ozs.                                    3,602,928      2,889,309
       Gold ozs.                                         33,163         16,423
       Primary Silver Cost per oz.                        $3.30          $3.92

CONSOLIDATED SALES TOTALS
       Silver ozs. sold                               4,133,000      2,934,000
       Gold ozs. sold                                    35,000         17,000
       Realized price per silver oz.                      $4.77          $4.45
       Realized price per gold oz.                         $341           $291

(A) The Company commenced production in April 2002. The negative cash cost per ounce of silver is the result of the gold by-product credit as a reduction of operating costs. See "Cost and Expenses" below.


     Note: "Cash Costs per Ounce" are calculated by dividing the cash costs computed for each of the Company's mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash costs per ounce produced as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis. By calculating the cash costs from each of the Company's mines on the same unit basis, management can easily determine the gross margin that each ounce of gold and silver produced is generating.

     "Cash Costs" are costs directly related to the physical activities of producing silver and gold and include mining, processing and other plant costs, deferred mining adjustments, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals (primarily gold and copper) are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the "Gold Institute Production Cost Standard" applied consistently for all periods presented.

     Total cash costs per ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of "cash costs" to production costs under "Costs and Expenses" set forth below:

Three months ended March 31, 2003

                                       Rochester     Silver Valley   Cerro Bayo(1)      Total
                                      -----------    -------------   -------------   -----------
Production of Silver (ounces)           1,089,700       1,235,771       1,277,457      3,602,928

Cash Costs per ounce                  $      6.46     $      4.22     $     (0.29)   $      3.30
                                      -----------     -----------     -----------    -----------

Total Cash Costs (thousands)          $     7,039     $     5,215     $      (370)   $    11,884

Add/(Subtract):
   Third Party Smelting Costs                (173)         (1,596)         (1,995)        (3,764)
   By-Product Credit                        3,777             739           7,921         12,437
   Deferred Stripping Adjustment              (80)           --              --              (80)
   Change in Inventory                     (1,731)            126            (798)        (2,599)
                                      -----------     -----------     -----------    -----------
Production Costs                      $     8,832     $     4,484     $     4,758    $    17,878
                                      ===========     ===========     ===========    ===========

Three months ended March 31, 2002

                                                       Rochester     Silver Valley      Total
                                                      -----------    -------------   -----------
Production of Silver (ounces)                           1,415,767       1,473,542      2,889,309

Cash Costs per ounce                                  $      3.71     $      3.97    $      3.92
                                                      -----------     -----------    -----------

Total Cash Costs (thousands)                          $     5,252     $     5,853    $    11,105

Add/Subtract:
   Third Party Smelting Costs                                (241)         (2,071)        (2,312)
   By-Product Credit                                        4,769             891          5,661
   Accrued Reclamation Costs                                  266             159            425
   Deferred Stripping Adjustment                              (49)           --              (49)
   Change in Inventory                                      3,054             129          3,183
                                                      -----------     -----------    -----------
Production Costs                                      $    13,052     $     4,962    $    18,014
                                                      ===========     ===========    ===========

(1)  The Cerro Bayo mine commenced production in the second half of 2002.


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

                COEUR D'ALENE MINES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                                       March 31,    December 31,
                                                          2003          2002
                                                       ---------    ------------
ASSETS                                                        (In Thousands)

CURRENT ASSETS
    Cash and cash equivalents                          $  19,288     $   9,093
    Short-term investments                                20,550           518
    Receivables and prepaid expenses, net                  8,345         7,185
    Ore on leach pad                                      12,485        11,082
    Metal and other inventory                             14,970        14,846
                                                       ---------     ---------
                                                          75,638        42,724

PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment                         77,700        76,194
    Less accumulated depreciation                        (50,455)      (49,531)
                                                       ---------     ---------
                                                          27,245        26,663

MINING PROPERTIES
    Operational mining properties                        108,051        92,149
    Less accumulated depletion                           (83,062)      (71,833)
                                                       ---------     ---------
                                                          24,989        20,316
    Non-producing and developmental properties            25,365        28,129
    Mineral interests                                     18,825        18,825
                                                       ---------     ---------
                                                          69,179        67,270

OTHER ASSETS
    Non-current ore on leach pad                          16,641        15,474
    Restricted investments                                14,087        13,108
    Debt issuance costs, net                               1,905         1,034
    Marketable securities                                    721           915
    Other                                                  6,081         5,900
                                                       ---------     ---------
                                                          39,435        36,431
                                                       ---------     ---------
         Total assets                                  $ 211,497     $ 173,088
                                                       =========     =========


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

                      COEUR D'ALENE MINES CORPORATION AND SUBSIDIARIES
                                 CONSOLIDATED BALANCE SHEETS
                                         (Unaudited)

                                                                    March 31,   December 31,
                                                                      2003          2002
                                                                    ---------   ------------
                                                                         (In Thousands)
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                                                $   5,586    $   5,962
    Accrued liabilities                                                 4,823        4,334
    Accrued interest payable                                            1,236        1,610
    Accrued salaries and wages                                          3,189        5,594
    Current portion of remediation costs                                1,002          926
    13 3/8% Convertible Senior Subordinated Notes due
     December 2003                                                      9,911       12,735
    6 3/8% Convertible Subordinated Debentures due January 2004        28,268           --
    Current portion of bank financing                                   7,296        4,918
                                                                    ---------    ---------
                                                                       61,311       36,079
LONG-TERM LIABILITIES
    9% Convertible Senior Subordinated Notes due February 2007
     (net of discount)                                                 33,857           --
    6 3/8% Convertible Subordinated Debentures due January 2004            --       55,132
    7 1/4% Convertible Subordinated Debentures due October 2005         9,939       11,665
    Reclamation and mine closure                                       21,117       14,458
    Other long-term liabilities                                         8,044        8,456
                                                                    ---------    ---------
                                                                       72,957       89,711
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
    Common stock, par value $1.00 per share-authorized
     250,000,000 shares, issued 141,180,715 and 119,653,267
     at March 31, 2003 and December 31, 2002 (1,059,211
     shares held in treasury)                                         141,181      119,653
    Additional paid in capital                                        460,753      420,863
    Accumulated deficit                                              (510,397)    (479,207)
    Shares held in treasury                                           (13,190)     (13,190)
    Accumulated other comprehensive loss                               (1,118)        (821)
                                                                    ---------    ---------
                                                                       77,229       47,298
                                                                    ---------    ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                          $ 211,497    $ 173,088
                                                                    =========    =========

                  CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                        COEUR D'ALENE MINES CORPORATION AND SUBSIDIARIES

                                                               Three Months ended March 31,
                                                                  2003             2002
                                                               ---------        ----------
                                                          (In Thousands, except per share data)
REVENUES
Sales of metal                                                 $  29,001        $  16,469
Interest and other                                                   262              528
                                                               ---------        ---------
         Total revenues                                           29,263           16,997

COSTS and Expenses
Production                                                        17,878           18,014
Depreciation and depletion                                         5,019            1,878
Administrative and general                                         3,055            2,105
Exploration                                                        1,087              628
Pre-feasibility                                                      377              822
Interest                                                           2,007            4,401
Write-down of mining properties  and other holding costs             624            1,045
Loss on exchange and early retirement of debt                     28,107               --
                                                               ---------        ---------
         Total cost and expenses                                  58,154           28,893
                                                               ---------        ---------

NET LOSS FROM CONTINUING OPERATIONS BEFORE TAXES AND
 CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE             (28,891)         (11,896)
Income tax benefit                                                     7               --
                                                               ---------        ---------
NET LOSS BEFORE CUMULATIVE EFFECT IN CHANGE IN
 ACCOUNTING PRINCIPLE                                            (28,884)         (11,896)
Cumulative effect of change in accounting principle               (2,306)              --
                                                               ---------        ---------
Net loss                                                         (31,190)         (11,896)
Other comprehensive income (loss)                                   (297)             101
                                                               ---------        ---------
COMPREHENSIVE LOSS                                             $ (31,487)       $ (11,795)
                                                               =========        =========

BASIC AND DILUTED LOSS PER SHARE:
Weighted average number  of shares of common stock               133,503           52,389
                                                               =========        =========

Net loss per common share before cumulative effect
 of change in accounting principle                             $   (0.21)       $   (0.23)
Cumulative effect of change in accounting principle                (0.02)              --
                                                               ---------        ---------
Net loss per common share                                      $   (0.23)       $   (0.23)
                                                               =========        =========

                COEUR D'ALENE MINES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Three Months Ended March 31, 2003 and 2002
                                   (Unaudited)

                                                               Three Months
                                                              Ended March 31,
                                                             2003        2002
                                                           ---------   ---------
                                                                (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                   $(31,190)   $(11,896)
Add (deduct) non-cash items:
    Depreciation and depletion                                5,019       1,878
    Loss (gain) on early retirement of Convertible
     Subordinated Debentures                                 28,107         252
    Interest expense on Convertible Senior
     Subordinated Notes paid in common stock                  1,101         895
    Cumulative effect of change in accounting method          2,306          --
    Other charges                                               243         873
Changes in Operating Assets and Liabilities:
    Receivables                                              (1,160)     (1,298)
    Inventories                                              (2,694)      2,722
    Accounts payable and accrued liabilities                 (3,078)      1,056
                                                           --------    --------
    CASH USED IN OPERATING ACTIVITIES                        (1,346)     (5,519)

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of short-term investments                     (40,750)         --
    Proceeds from sales of short-term investments            19,720       1,264
    Expenditures on mining assets                            (3,264)     (1,554)
    Other                                                       (50)       (137)
                                                           --------    --------
    CASH USED IN INVESTING ACTIVITIES                       (24,344)       (427)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Debt issuance costs                                        (248)         --
    Proceeds from issuance of  9% Notes                      33,786          --
    Bank Borrowings on working capital facility              12,155          --
    Payments to Bank on working capital facility             (9,777)         --
    Other                                                       (31)        (61)
                                                           --------    --------
    CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES:         35,885         (61)
                                                           --------    --------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
                                                             10,195      (6,007)

    Cash and cash equivalents at beginning of period          9,093      14,714
                                                           --------    --------
    Cash and cash equivalents at end of period             $ 19,288    $  8,707
                                                           ========    ========

     During the first quarter of 2003, holders of $2.8 million of the Series I 13 3/8% Convertible Senior Subordinated Notes due December 31, 2003 (the "Series I 13 3/8% Notes") voluntarily converted such notes, in accordance with original terms, into approximately 2.1 million shares of common stock. In addition, 0.1 million shares of common stock were issued as payment for $0.2 million of interest expense on the Series I 13 3/8% Notes.

     During the first quarter of 2003, the Company exchanged $26.9 million and $1.7 million principal amount of its outstanding 6 3/8% and 7 1/4% Convertible Subordinated Debentures, respectively, for 16.9 million shares of common stock and recorded a loss on exchange and early retirement of debt of approximately $28.1 million. In addition, 0.6 million shares of common stock were issued as payment for $0.9 million of interest expense as part of the transaction. In conjunction with the issuance of the 9% Convertible Senior Subordinated Notes, the Company also issued 0.6 million shares of common stock for partial payment of offering costs of $1.0 million.

     During the first quarter of 2003, the Company issued 1.2 million shares of common stock in conjunction with its long-term incentive program.

     During the 1st quarter of 2002, the Company repurchased $3.5 million principal amount of its outstanding 6% Convertible Subordinated Debentures in exchange for approximately 3.4 million shares of common stock. In addition, holders of $5.7 million principal amount of Series I 13-3/8% Notes voluntarily converted their Notes into 5.1 million shares of common stock.